UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/15/2010

Strategic Storage Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-146959

MD	32-0211624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694
(Address of principal executive offices, including zip code)

(877) 327-3485
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

Potential Acquisition of the Las Vegas III Property

On September 15, 2010, the Registrant, through a wholly-owned subsidiary of the Registrant's operating partnership, executed a purchase and sale agreement with an unaffiliated third party (the "Las Vegas III Purchase Agreement") for the acquisition of a self storage facility located in Las Vegas, Nevada (the "Las Vegas III Property"). The purchase price for the Las Vegas III Property is $4,275,000, plus closing costs and acquisition fees. The Registrant expects this acquisition to close in the fourth quarter of 2010 and expects to fund it using net proceeds from its initial public offering.

The Las Vegas III Property is an approximately 700-unit self storage facility that sits on approximately 3.2 acres and contains approximately 94,000 rentable square feet of self storage space. The Las Vegas III Property is located at 3155 W. Ann Road, Las Vegas, Nevada. It was constructed in 2005.

Pursuant to the Las Vegas III Purchase Agreement, the Registrant would be obligated to purchase the Las Vegas III Property only after satisfactory completion of agreed upon closing conditions. The Registrant will decide whether to acquire the Las Vegas III Property generally based upon:

- satisfactory completion of due diligence on the Las Vegas III Property and the seller of the Las Vegas III Property;

- satisfaction of the conditions to the acquisition in accordance with the Las Vegas III Purchase Agreement; and
- no material adverse changes relating to the Las Vegas III Property, the seller of the Las Vegas III Property or certain economic conditions.

There can be no assurance that the Registrant will complete the acquisition of the Las Vegas III Property. In some circumstances, if the Registrant fails to complete the acquisition, it may forfeit up to $200,000 in earnest money on the Las Vegas III Property ($75,000 initially and an additional $125,000 upon completion of due diligence).

Other properties may be identified in the future that the Registrant may acquire prior to or instead of the Las Vegas III Property. Due to the considerable conditions to the consummation of the acquisition of the Las Vegas III Property, the Registrant cannot make any assurances that the closing of the Las Vegas III Property is probable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Strategic Storage Trust, Inc.

Date: September 17, 2010	By:	/s/ Michael S. McClure
Michael S. McClure
Chief Financial Officer